EXHIBIT 99.2
EMPLOYMENT CONTRACT
The Employment Contract (hereinafter referred to as the “Agreement”) is made on May 22, 2006.
BETWEEN:
ASIA PAYMENT SYSTEMS, INC, a corporation incorporated under the laws of the State of Nevada, U.S.A. which is a fully reporting company registered with the United States Securities and Exchange Commission and trades on the NASD OTCBB under the symbol APYM and having a registered office address at 711 South Carson Street, Suite 4, Carson City, Nevada 89701, USA and a principal office located at 39th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong, SAR China (hereinafter referred to as “Asia Payments”)
AND:
NG KING KAU, a Malaysian citizen holding a Malaysian Identity Card No: 500916-10-5613 and residing at 7 Persiaran Damansara Endah, Damansara Heights, 50490 Kuala Lumpur, Malaysia (hereinafter referred to as “KK Ng”).
WHEREAS
a)	Asia Payments is in the payment related business which currently includes payment processing services and related applications and wishes to expand its business to include the issuance of payment cards, acquiring of payment transactions and the provision of payment and loyalty related software, consultancy, technical and management services to operators of payment and loyalty card in the Asian countries (hereinafter collectively referred to as the “Business”).

b)	KK Ng is acknowledged as a leading expert in the Business.
c)	Asia Payments wishes to formalize its agreement with KK Ng for his provision of services to Asia Payments by engaging his service as its President and Chief Executive Officer, and KK Ng has agreed to be engaged by Asia Payments upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, promises, terms and conditions herein contained, the parties agree as follows:
1.	EMPLOYMENT

Asia Payments agrees to employ KK Ng as its President and Chief Executive Officer and KK Ng agrees to be employed in this capacity, upon the terms and conditions hereinafter set forth.

2.	TERM

This Agreement shall commence on the date of the agreement as referenced above (hereinafter referred to as the “Commencement Date”) and shall terminate as of the earlier of:

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a)	Five (5) years from the Commencement Date (hereinafter referred to as the “Initial Agreement”) unless either KK Ng or Asia Payments notifies the other that he or it elects to enter negotiations for a further agreement of an additional five (5) years (hereinafter referred to as “Renewal Agreement”), such Renewal Agreement to be concluded at least one hundred and eighty (180) days before the end of the Initial Agreement hereof; or

b)	the death of KK Ng; or

c)	election of either party to terminate the employment of KK Ng with Asia Payments pursuant to the respectively rights as contained in subsection 6(a) or subsection 6(b) hereof.
The Exercise of the right of Asia Payments or KK Ng to terminate this Agreement pursuant to subsections 6(a) or 6(b) hereof shall not abrogate the rights and remedies of the terminating party in respect of the breach given rise to such termination.
3.	JOB TITLE AND DUTIES

At all time during the term of this Agreement, KK Ng shall:
a)	be designated by Asia Payments with the title “President and Chief Executive Office”, unless in the reasonable judgment of the Board of Directors of Asia Payments (hereinafter referred to as the “Board”) in the best interest of Asia Payments, such title may be changed by Asia Payments, provided however that the new title shall continue to reflect the position of KK Ng as the Chief Executive Office and President of Asia Payments.

b)	have duties and responsibilities commensurate with his title and position in Asia Payments.

c)	perform and discharge well and faithfully the duties which may be assigned to him from time to time by Asia Payments in connection with the conduct of the Business, such duties shall include:
(i)	the general supervision over Asia Payments’ and its subsidiaries’ businesses;

(ii)	presiding at all corporate meetings but shall be entitled to delegate such duty to his subordinate(s) should he not be available due to business reason or on leave;

(iii)	acting on behalf of Asia Payments under the powers delegated and authorised by the Board;

(iv)	fixing compensation paid to officers under the guidelines set by the Board or the Compensation Committee of Asia Payments;

(v)	appointing and removing subordinate officers;

(vi)	set out the duties of subordinate officers

(vii)	identifying new business opportunities related to the Business across the Asia Pacific Region and elsewhere;

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(viii)	developing and updating from time to time the strategic plan and annual business plans for Asia Payments;

(ix)	executing the strategic plan and annual business plans as approved by the Board.
d)	be given the co-signing authority on the bank accounts of Asia Payments and its subsidiary companies as may be directed by the Board;

e)	be appointed as a Director of Asia Payments and he shall be entitled to receive compensation and/or benefits and/or stock options in an amount and quantity not less than and on similar terms as other Directors of Asia Payments, consistent with Asia Payments’ Stock Option Plans and policies and SEC and NASD guidelines.

f)	be appointed as a director of any subsidiary and/or related company of Asia Payments as and when required by Asia Payments and KK Ng may, subject to the approval of the Board, receive and keep for his own account compensation and/or benefits from any such subsidiary and/or related company. It is hereby acknowledged by Asia Payments that KK Ng is currently a director (executive or non-executive) of all the subsidiaries and related companies of InterPay International Group Ltd and that he is receiving and/or will receive compensation and/or benefits from iSynergy Sdn Bhd and/or Synergy Cards Sdn Bhd, both being the related companies of InterPay International Group Ltd in Malaysia. Asia Payments further acknowledges and agrees that KK Ng will continue to be the director (executive or non-executive) and the compensation and/or benefits received and/or to be received by KK Ng from the above-mentioned companies shall be deemed part of the compensation and/or benefits as stipulated in subsection 4 hereof.
4)	COMPENSATION, BENEFITS AND EXPENSES

For the services rendered by KK Ng under this agreement:
a)	Asia Payments shall pay KK Ng a base salary of One Hundred Thousand (HK$100,000) or an equivalent in United States Dollars (US$) per month. Such salary shall be reviewed and adjusted upwards annually, on the anniversary date of his employment with Asia Payments during the term of this Initial Agreement with a view to bring his salary in line with the salary scale of a chief executive of a multinational mono-line payment card company or a head of card products of a multinational bank by the second anniversary date of his employment with Asia Payments, taking into considerations the revenues and earnings of Asia Payments, the skills and experience required of the incumbent for the position and the performance of KK Ng as reviewed and judged reasonably by the Board. When making payment of such salary to KK Ng, Asia Payments shall be entitled to deduct the amount of cash compensation received by KK Ng from the subsidiaries and/or related companies of Asia Payments as mentioned in subsection 3(f) above.

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b)	Profit Share

KK Ng shall be entitled to an annual profit share payable by Asia Payments within thirty (30) days after the completion of Asia Payments’ annual audited financial statements for each fiscal year, as follows:
(i)	two (2) percent of the earnings before interest, taxes, depreciation and amortization (“EBITDA”) and before stock based compensation attained by Asia Payments and its subsidiaries and related companies or

(ii)	such other formula as may be agreed between the parties from time to time, and such profit sharing may be paid to KK Ng in cash or in the equivalent value of unrestricted common shares of Asia Payments at the time of payment.
c)	Stock Option
(i)	During the term of the Initial Agreement, KK Ng will be eligible to participate and be entitled to receive stock options to purchase Two Million Five Hundred Thousand (2,500,000) common shares of Asia Payments at an option price of United State Dollars twenty-five cents only (US$0.25) per share, such share options which are subject to rules and regulation applicable to the employees of Asia Payments, shall be vested to KK Ng at an amount of One Hundred Thousand (100,000) shares at the end of every quarter from the Commencement Date until the expiration of the Initial Agreement with a final vesting amount of five hundred thousand (500,000) shares at the expiration of the Initial Agreement.

(ii)	During the term of the Initial Agreement, KK Ng will also be entitled to any stock options as may be authorized from time to time by the Board.
d)	Benefits

KK Ng will be eligible and entitled to the employment benefits as follows:
(i)	Holidays and Annual Vacation Leave

KK Ng shall be entitled to all public holidays in the country/territories he is located at the time, in addition, to annual vacation leave which shall accrue on a pro rata basis during the term of this Agreement at the rate of twenty eight (28) working days per annum which vacation and/or personal day(s) shall be taken by him at such time or times as are consistent with the needs of the business of Asia Payments and such vacation leave accrued but not taken by KK Ng due to the needs of the business of Asia Payments shall be carried forward until the termination of this Agreement.

(ii)	Health Insurance

KK Ng shall be entitled to be enrolled in a corporate health insurance program which may be implemented by Asia Payments or one of its affiliates. The enrolment will be as executive status and will entitle KK Ng to the same coverage as provided to the other key executives of Asia Payments.

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(iii)	Indemnification

KK Ng shall be indemnified by Asia Payments to the fullest extend provided under the indemnification provisions of the By-laws and/or Certificate of Incorporation presently in existence, or, to the extend that the scope of such indemnification is greater, under any amendments to the By-laws and/or Certificate of Incorporation to the extend that Asia Payments obtains indemnification insurance for its officers and/or directors, such insurance also cover KK Ng to the same extend.

(iv)	Other Benefits

KK Ng will be eligible for such other employment and executive benefits as may be offered by Asia Payments from time to time.
e)	Business Expenses

Asia Payments will reimburse KK Ng for all reasonable expenses properly incurred by KK Ng in the performance of his duties under this Agreement, upon presentation of properly itemised charges, receipts and/or similar documentation, and otherwise in accordance with policies established from time to time by the Board. The parties acknowledge that KK Ng may be required to travel extensively in connection with the performance of this duties under this Agreement and in this regard, KK Ng will be entitled to business class air travel with the exception that he may travel first class as and when he is accompanying any dignitaries or business associates who travel first class.
5)	WORK LOCATION & RELOCATION
i)	During the term of this Agreement, KK Ng shall be based in Hong Kong to perform his obligation under this Agreement, unless otherwise determined and agreed by both parties from time to time depending on the business requirement. Asia Payments shall pay for KK Ng’s initial travel and accommodation expenses to Hong Kong from Kuala Lumpur to assume the position of President & Chief Executive Officer. As KK Ng may be required to travel extensively, Asia Payments and KK Ng shall jointly determine appropriate living facilities for KK Ng whenever he is in Hong Kong performing his obligation under this Agreement, such living facilities may include but not limited to a hotel room type or a service apartment. In the event of KK Ng relocating to a work place outside of Hong Kong or Kuala Lumpur , Asia Payments shall pay all of the costs and expenses of KK Ng and his immediate family members connected with such relocation, including reasonable moving and travel expenses and reasonable dwelling costs and education costs (for children under eighteen (18) years of age) during the entire period in such relocated work place. KK Ng and his immediate family members shall be entitled to an economy class round trip return air-travel from the relocated work place to Kuala Lumpur, once a year from the time of such relocation for taking his home leave. In addition, Asia Payments will furnish KK Ng, without cost to him and

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during the entire period in such relocated work place, a company owned or leased automobile of the make and model befitting his position and status in the business community in such work place.

ii)	In the event of termination of KK Ng’s employment due to whatever reason while he his performing his obligations under this Agreement: (a) in Hong Kong, Asia Payments will pay for his airfare returning to Kuala Lumpur; or (b) in location outside of Hong Kong or Kuala Lumpur, Asia Payments will pay all of the costs and expenses of KK Ng and his immediate family members connected with their returning to Kuala Lumpur, including moving and travel expenses and reasonable temporary dwelling costs (for a period not exceeding 60 days).
6)	TERMINATION, SEVERANCE PAYMENT AND LIQUIDATED DAMAGES
a)	Elect To Terminate Employment By KK Ng

Upon the occurrence of the material breach of this Agreement by Asia Payments and such breach continues for at least thirty (30) days following written notification by KK Ng, KK Ng shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in case of continuing breach, four (4) calendar months after the event giving rise to said right to elect.

b)	Elect To Terminate Employment By Asia Payments (Termination For Cause)

Upon the occurrence of any of the following events during the period of KK Ng’s employment under this Agreement:
(i)	KK Ng has been convicted of a felony; or

(ii)	material breach of this Agreement by KK Ng and such breach continues for at least thirty (30) days following written notification by Asia Payments; or

(iii)	the Board has determined that KK Ng’s employment with Asia Payments may be terminated with “cause” as defined hereunder,
Asia Payments shall have the right to elect to terminate KK Ng’s employment under this Agreement by giving seven (7) days prior written notice given within a reasonable period of time not to exceed, except in case of continuing breach four (4) calendar months after the event giving rise to said right to elect.

For the purpose of the provision of subsection 6(b)(iii) hereof, termination of KK Ng’s employment with Asia Payments under this Agreement, by Asia Payments for “cause” shall mean KK Ng’s termination by action of the Board arising from their findings with evidence on KK Ng’s dishonesty and/or willful misconduct.

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c)	Severance Payment
(i)	In the event of termination of KK Ng’s employment under this Agreement, which termination was either elected by KK Ng pursuant to subsection 6(a) hereof or actioned by the Board without “cause” as defined in the last paragraph of subsection 6(b) hereof, Asia Payments will:
(A)	pay KK Ng a severance payment, within thirty (30) days from the date of such termination, equal to the product of KK Ng’s monthly base salary at the time of such termination, multiplied by the remaining months for KK Ng to provide his services to Asia Payments under this Agreement as if such termination had not occurred plus a reasonable amount of ex-gratia payment as determined by the Board for KK Ng’s loss of office and his past length and performance of services rendered, such amount, however, shall not be less than Hong Kong Dollars Two Million (HK$2,000,000);

(B)	take all necessary actions to ensure that all share options which KK Ng is entitled to pursuant to subsection 4(c) above and which would have been vested to KK Ng if such termination had not occurred, will become fully vested within thirty (30) days from the date of such termination.
(ii)	In the event of termination of KK Ng’s employment with Asia Payments under this Agreement, which termination was elected by Asia Payments pursuant to subsection 6(b) hereof (Termination for Cause), KK Ng will be entitled to a severance payment, within thirty (30) days from the date of such termination, of a reasonable amount of ex-gratia payment as determined by the Board for KK Ng’s loss of office and his past length and performance of services rendered.
d)	Liquidated Damages

In the event of termination of KK Ng’s employment, which termination was elected by KK Ng not under any provision of this Agreement, Asia Pay shall be entitled to seek liquidated damages from KK Ng. However, the parties hereto acknowledge that the damages that may be suffered by Asia Payments from such termination of KK Ng’s employment with Asia Payments, is not ascertainable. Accordingly, the liquidated damages, if it is sought by Asia Payments, shall be an amount equal to the costs reasonably incurred by Asia Payments in recruiting a person to replace KK Ng, subject to no more than Hong Kong Dollar Five Hundred Thousand (HKD 500,000). KK Ng shall pay Asia Payments such amount within thirty (30) days from the date of presentment of such bills by Asia Payments.

e)	Neither party shall be obligated to mitigate any damages arising from the early termination of this Agreement pursuant to subsection 6(a) or subsection 6(b) or arising from the election by KK Ng not under any provision of this Agreement, as the case may be. The severance payment provided for under subsection 6(c)(i) or subsection 6(c)(ii) above shall not reduce any amount of money that may be owed by Asia Payments to KK Ng or due to him. The liquidated damages provided for under subsection 6(d) above shall not reduce any amount of money that may be owed by KK Ng to Asia Payments or due to Asia Payments.

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7)	EXTENT OF SERVICE
a)	KK Ng shall devote his full time and attention to, and extent his best efforts in the performance of his duties under this Agreement , so as to promote the Business of Asia Payments and Asia Payments’ subsidiaries, associated companies and affiliates.

b)	Both parties acknowledge and agree that subsection 7(a) above shall not be construed as preventing KK Ng from the following activities of KK Ng:
(i)	KK Ng, being an individual businessman, has made prior to the Commencement Date and may make after the Commencement Date, investments with his personal assets in businesses which do not compete with the Business of Asia Payments and that he is and may continue to be or may become a non-executive director of those companies which conduct such non-competing businesses.

(ii)	KK Ng being an individual investor, has purchased prior to the Commencement Date and may continue to purchase after the Commencement Date, securities in any corporation whose securities are regularly traded in any stock exchanges in the world PROVIDED THAT such purchase shall not result in his collectively owning beneficially at any time, five percent (5%) or more of the equity securities of any corporation engaged in a business competitive to that of Asia Payments’

(iii)	KK Ng, being a leading expert in the payment and loyalty related businesses, has participated prior to the Commencement Date and may continue to participate after the Commencement Date, in conferences, seminars and the likes in which, he may be delivering articles, papers or materials which may or may not belong to him relating to the payment and loyalty business and/or industry PROVIDED THAT such disclosure of information and knowledge relating to the payment and loyalty related business are made in a general manner and that it may be for the purpose of promoting Asia Payments and/or Asia Payments’ Business.
8)	CONFIDENTIAL INFORMATION

KK Ng shall not, directly or indirectly, or at any time during the term of this Agreement hereunder or thereafter and without regard to when or for what reason, if any, use or permit the use of other information of or relating to Asia Payments or any subsidiary or affiliate which is not in the public domain and shall not divulge such trade secrets, customers’ lists, and information to any person, firm, or corporation whatsoever except as may be required by any applicable law or determination of any duly constituted administration agency. For the avoidance of doubt, this Clause shall not be applicable to the disclosure of any information relating to Asia Payments or its subsidiaries or affiliates by KK Ng or Asia Payments’ officer authorised by him, to any third party during any business negotiations or discussions or delivering speeches in any conference or seminar as referred to in subsection 7(b)(iii) above.

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9)	NON-COMPETE

In consideration of KK Ng’s promises of (a) not to compete, directly or indirectly, with Asia Payments either (i) by the establishment of a new company engaged in the same business as Asia Payments or (ii) to actively seek employment with other companies who directly compete with Asia Payments; and/or (b) not to recruit any employee of Asia Payments to work either (i) for a new company established to engage in the same business as Asia Payments or (ii) with other companies who directly compete with Asia Payments, for a period of one (1) year from the date of termination of his employment with Asia Payments (hereinafter referred to as the “Restrain Period”), Asia Payments shall pay to KK Ng a sum of Hong Kong Dollar One Million Two Hundred Thousand (HD$1,200,000) or the equivalent in United States Dollars in two equal installments, first installment being made on the date of termination of his employment and the second installment to be made on the expiration of the Restrain Period.

10)	INTELLECTUAL PROPERTY

Any idea, invention, design, written material, manual, system, procedure, improvement, development or discovery conceived, developed, created or made by KK Ng alone or with others relating to the business of Asia Payments or any of its subsidiaries or affiliates during the contract period and whether or not patentable or registerable, shall become the sole and exclusive property of Asia Payments. KK Ng shall disclose the same promptly and completely to Asia Payments and shall, during the employment period (I) execute all documents required by Asia Payments for vesting in Asia Payments the entire right, title and interest in and to same, (ii) execute all documents required by Asia Payments for filing and prosecuting such applications for patents, trademarks, service marks and/or copyrights as Asia Payments, in its sole discretion, any desire to prosecute, and (iii) given Asia Payments all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect Asia Payments’ right therein and thereto.

11)	ASSIGNMENT

This Agreement and any rights (including KK Ng’s Compensation) hereunder shall not be assigned, pledged or transferred in any way by either party hereto except that Asia Payments shall have, with KK Ng’s consent, the right to assign its rights hereunder to any third party successor in interest of Asia Payments whether by merger, consolidation, purchase of assets or stock or otherwise. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits contrary to the foregoing provisions shall be null and void.

12)	NOTICES

All notices, request, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, sent by facsimile, or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid to, the application party and addressed as follows:
(i)	if to the ASIA PAYMENTS:Asia Payment Systems, Inc.

39th Floor
One Exchange Square

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8 Connaught Place
Central
Hong Kong
Facsimile: 852-2110-9983

(ii) if to KK Ng:	7 Persiaran Damansara Endah
Damansara Heights
50490 Kuala Lumpur, Malaysia
Facsimile: 603-20944994
13)	SEVERABILITY

If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

14)	WAIVER

No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy under or relating to this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Agreement shall preclude any other or further exercise thereof or the exercise of any right, power or remedy.

15)	ENTIRE AGREEMENT/GOVERNING LAW

This Agreement embodies the entire understanding and supersedes all other oral or written contracts or understandings, between the parties regarding the subject matter hereof. No change, alteration, or modification hereof may be made except in writing signed by both parties hereto, This Agreement shall be construed and governed in all respect and shall at all times be determined in accordance with the laws of the State Of Nevada, USA.

16)	HEADINGS

The headings of Paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement consisting of eleven (11) pages, on this 22nd day of May, 2006.

Asia Payment Systems, Inc.

By:

Witness	Director

Witness	Ng King Kau

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